Exhibit 99.1

www.entremed.com

FOR IMMEDIATE RELEASE:

March 1, 2013

8:30 a.m. ET

ENTREMED TO RAISE $10.7 MILLION IN REGISTERED DIRECT OFFERING

ROCKVILLE, MD – March 1, 2013 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, announced today that it has received commitments from investors, including institutional investors Kleiner Perkins Caufield Byers China Fund II, L.P. and IDG-Accel China Growth Fund III L.P. to purchase approximately $10.7 million of securities in a registered direct offering. EntreMed expects to receive net proceeds of approximately $10.3 million after deducting agent’s fees and other offering expenses. EntreMed has agreed to sell an aggregate of 4,495,833 shares of its common stock and warrants to purchase 2,247,917 shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.5 share of common stock will be sold for a purchase price of $2.40. The warrants will become exercisable 181 days after the closing and have a term of three years and an exercise price equal to the market value per share of common stock on February 28, 2013. The offering is expected to close on or about March 6, 2013, subject to satisfaction of customary closing conditions.

“We are very pleased to have the support of this group of strategic investors. We intend to use the net proceeds from this offering to advance our clinical development plan, including additional trials for ENMD-2076, and for general corporate purposes,” said Dr. Ken Ren, the Company’s Chief Executive Officer.

Burrill Securities LLC acted as exclusive placement agent in this transaction. A shelf registration statement containing a prospectus relating to the shares of common stock and warrants to be issued in this transaction (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the "SEC") and declared effective. A prospectus supplement relating to the offering will be filed by EntreMed with the SEC. Copies of the prospectus and prospectus supplement and accompanying prospectuses may be obtained directly from Burrill Securities LLC, Prospectus Department, One Embarcadero Center, Suite 2700, San Francisco, CA 94111, 415-591-5400 or email: wwang@b-c.com. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of EntreMed. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

EntreMed, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed recently announced the initiation of a Phase 2 study of ENMD-2076 in triple-negative breast cancer and the initiation of a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the SEC.

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer. EntreMed, Inc. recently initiated a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook or expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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